Exhibit 99.1

DIH Appoints Rehazentrum Valens as a DIH Center of Excellence

Norwell, MA and Zürich, CH, July 1, 2025 — DIH HOLDING US, Inc. (“DIH”) (NASDAQ:DHAI), a global provider of advanced robotic devices used in rehabilitation, which incorporate visual stimulation in an interactive manner to enable clinical research and intensive functional rehabilitation and training in patients with walking impairments, reduced balance and/or impaired arm and hand functions, today announced the appointment of Rehazentrum Valens, a member of the Kliniken Valens group, as a DIH Center of Excellence. Through this partnership, DIH and the Kliniken Valens group reinforce their commitment to transforming rehabilitation by leveraging innovation to improve patient outcomes and support the recovery journey.

The DIH Center of Excellence program recognizes strategic partners that showcase best practices in rehabilitation robotics while demonstrating how DIH therapy solutions contribute to successful patient outcomes. These Centers also contribute to the development of advanced rehabilitation technologies.

Established in 1970, Rehazentrum Valens is one of Switzerland’s leading rehabilitation centers specializing in neurological, musculoskeletal, and internal medicine rehabilitation. Located in a serene alpine setting, it offers state-of-the-art medical care, innovative therapies, and personalized treatment programs aimed at restoring patients’ independence and quality of life. With a strong focus on interdisciplinary collaboration and patient-centered care, Rehazentrum Valens is recognized for its excellence in both clinical outcomes and holistic recovery.

Rehazentrum Valens utilizes DIH’s Total Solution, including Erigo®Pro for early mobilization, Lokomat®Pro for intensive gait training, Andago® for overground gait training, and C-Mill VR+ for balance and gait adaptability training. In addition, an effective set-up of the complete Armeo® product family, featuring Armeo®Power, Armeo®Spring, and Armeo®Senso, supports advanced arm and hand therapy, catering to a wide range of patient needs, from acute to mild. These devices complement the hospital’s extensive therapy programs, reflecting its commitment to the highest standards in modern neurorehabilitation.

“It is an honor to welcome Rehazentrum Valens as a DIH Center of Excellence,” said Andrés Bataszew, International Sales Director at DIH – Direct Markets. “Renowned for its leadership in evidence-based rehabilitation and its multidisciplinary approach, Rehazentrum Valens exemplifies clinical excellence and innovation. Their commitment to integrating advanced technologies into patient care reflects our shared vision of transforming rehabilitation outcomes. This recognition marks a significant step in our collaboration, and together, we will continue to shape the future of rehabilitation.”

“As a rehabilitation center with a strong focus on interdisciplinary and evidence-based therapy, we are honored to be recognized as a DIH Center of Excellence,” emphasizes Daniel Riese, Head of Therapies at Rehazentrum Valens. “More than 20 years ago, we laid the foundation for robotic-assisted rehabilitation in Valens by implementing one of the first Lokomat systems. Since then, we have continuously developed and expanded this approach – always with the aim of supporting patients purposefully and effectively throughout their rehabilitation journey. Our partnership with DIH strengthens our ability to integrate advanced technologies responsibly into established clinical care pathways.”

About DIH Holding US, Inc.

DIH stands for the vision to “Deliver Inspiration & Health” to improve the functioning of millions of people with disability and functional impairments. DIH is a global solution provider in blending innovative robotic and virtual reality (“VR”) technologies with clinical integration and insights. Built through the mergers of global-leading niche technologies providers, DIH is positioning itself as a transformative total smart solutions provider and consolidator in a largely fragmented and manual-labor-driven industry.

About Rehazentrum Valens

Rehazentrum Valens, a premier rehabilitation center with 150 beds and approximately 400 employees, is located above Bad Ragaz, just 1.5 hours from Zurich. The rehabilitation clinic specializes in treating patients with functional impairments of the musculoskeletal and nervous systems. With a strong emphasis on interdisciplinary collaboration, their expert teams design personalized, evidence-based rehabilitation programs tailored to each patient’s unique needs.

Renowned for its clinical excellence and depth of expertise, Rehazentrum Valens enjoys a distinguished international reputation and ranks among Switzerland’s leading rehabilitation institutions.

About Kliniken Valens

With ten inpatient and three exclusively outpatient rehabilitation centers across Switzerland, the Valens clinics (Kliniken Valens) are recognized among the country’s leading hospitals. They offer top-tier expertise across a wide range of specialties, including neurological, musculoskeletal, internal medicine and oncology, cardiology, pulmonology, geriatric rehabilitation, psychosomatic rehabilitation, and psychiatry.

Understanding that a hospital stay can be a challenging and unfamiliar experience for patients and their families, Kliniken Valens is committed to providing compassionate support throughout this journey. Their goal is to help patients navigate these challenges successfully, achieve their rehabilitation objectives, and return to their families, communities, and workplaces as quickly and fully as possible.

Caution Regarding Forward-Looking Statements

This press release contains certain statements which are not historical facts, which are forward-looking statements within the meaning of the federal securities laws, for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These forward-looking statements include certain statements made with respect to the business combination, the services offered by DIH and the markets in which it operates, and DIH’s projected future results. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions provided for illustrative purposes only, and projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties that could cause the actual results to differ materially from the expected results. These risks and uncertainties include, but are not limited to: general economic, political and business conditions; the ability of DIH to achieve its projected revenue, the failure of DIH realize the anticipated benefits of the recently-completed business combination and access to sources of additional debt or equity capital if needed. While DIH may elect to update these forward-looking statements at some point in the future, DIH specifically disclaims any obligation to do so.

Investor Contact

Greg Chodaczek

Email: Investor.relations@dih.com